Exhibit 10.2
SUMMARY OF DIRECTOR COMPENSATION
The non-employee directors of Quest Resource Corporation receive the following compensation:
•	annual director fee of $50,000 per year;

•	annual fee of $7,500 per year for the Audit Committee chairperson;

•	annual fee of $5,000 per year for any other committee chairperson; and

•	a grant of 10,000 shares of common stock of Quest Resource Corporation immediately following each annual meeting of stockholders; provided, however, that if a director has been awarded a prior grant of restricted shares that vests over time, the number of restricted shares vesting in that calendar year will be subtracted from the 10,000 shares granted after the annual meeting of stockholders.